Exhibit 99.1

Matthews International Corporation
Corporate Office
Two NorthShore Center
Pittsburgh, PA 15212-5851
Phone:  (412) 442-8200
Fax:  (412) 442-8290

Release date: October 19, 2010	Contact:	Steven F. Nicola
Chief Financial Officer, Secretary &
Treasurer
412-442-8262

MATTHEWS INTERNATIONAL CORPORATION
ACQUIRES FREEMAN METALS GROUP

PITTSBURGH, PA, October 19, 2010 -- Matthews International Corporation (NASDAQ NMS: MATW) today announced its acquisition of Freeman Metal Products, Inc. and related entities, including F&F Metal Products, Inc., Esser Casket Co., and Southern Heritage Casket Co. (collectively “Freeman”).  Freeman, which has manufacturing operations in North Carolina, Texas and Alabama, is also a distributor of caskets primarily in the Southeast and South central regions of the United States.  Terms of the transaction were not immediately disclosed.  Freeman reported sales of approximately $21 million in calendar 2009.

Joseph C. Bartolacci, President and Chief Executive Officer of Matthews, stated:  "Freeman is an outstanding organization and their customer focus is well-respected in the casket industry.  We are excited to welcome them to our Funeral Home Products team and look forward to working with their customers and the Freeman family of distributors.  This acquisition is expected to provide synergies in the manufacturing and distribution of our products and to expand Matthews’ market presence particularly in the Southeast and South central regions of the United States."

Matthews International Corporation, headquartered in Pittsburgh, Pennsylvania, is a designer, manufacturer and marketer principally of memorialization products and brand solutions.  Memorialization products consist primarily of bronze memorials and other memorialization products, caskets and cremation equipment for the cemetery and funeral home industries.  Brand solutions include graphics imaging products and services, marking products, and merchandising solutions.  The Company’s products and services include cast bronze memorials and other memorialization products; caskets; cast and etched architectural products; granite memorials; cremation equipment and cremation-related products; mausoleums; brand management; printing plates and cylinders, pre-press services and imaging services for the primary packaging and corrugated industries; marking and coding equipment and consumables, and industrial automation products for identifying, tracking and conveying various consumer and industrial products, components and packaging containers; and merchandising display systems and marketing and design services.

Matthews International Corporation                          2 of 2                                                                                                       October 19, 2010

Any forward-looking statements contained in this release are included pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements involve known and unknown risks and uncertainties that may cause the Company’s actual results in future periods to be materially different from management’s expectations.  Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove correct.  Factors that could cause the Company’s results to differ materially from the results discussed in such forward-looking statements principally include changes in economic conditions, competitive environment, death rate, foreign currency exchange rates, and technological factors beyond the Company’s control.